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                                                                      EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                            YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1994       1993       1992      1991(1)    1990(1)
                                              --------    -------    -------    -------    -------
Income applicable to common shares:
     Primary earnings.......................  $ 11,126    $ 8,641    $ 6,230    $    31    $(5,075)
  Add:
     Interest reduction attributable to
       assumed conversion of convertible
       subordinated notes (Net of taxes)
       Notes issued June 11, 1985...........        --         71        136         --         --
       Notes issued October 3, 1985.........        --         43         81         --         --
                                              --------    -------    -------    -------    -------
          Fully diluted earnings (loss).....  $ 11,126    $ 8,755    $ 6,447    $    31    $(5,075)
                                               =======     ======     ======     ======    =======
Weighted average number of common shares and
  common share equivalents outstanding
  during the year:
     Common stock...........................     5,250      4,961      4,753      4,655      4,705
     Nonvoting Common stock.................        --         --         --         --        113
     Stock options..........................       424        321        135         49         --
                                              --------    -------    -------    -------    -------
     Shares outstanding -- primary..........     5,674      5,282      4,888      4,704      4,818
  Notes issued June 11, 1985................        --        122        198         --         --
  Notes issued October 3, 1985..............        --         73        120         --         --
  Additional stock options..................        25          7         36         34         --
                                              --------    -------    -------    -------    -------
     Shares outstanding -- fully diluted....     5,699      5,484      5,242      4,738      4,818
                                               =======     ======     ======     ======    =======
     Fully diluted earnings (loss) per
       common share(2)......................  $   1.95    $  1.60    $  1.23    $  0.01    $ (1.05)
                                               =======     ======     ======     ======    =======

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(1) The convertible subordinated notes and the related interest, net of income taxes, had an anti-dilutive effect on earnings per share for the years ended December 31, 1991 and 1990 and are, therefore, excluded from the computation.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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